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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0-13740

                      JILLIAN'S ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                         727 Atlantic Avenue, Suite 600
                                Boston, MA 02111
                                 (617) 350-3111
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $.001 Per Share
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      [X]              Rule 12h-3(b)(1)(ii)      [ ]
    Rule 12g-4(a)(1)(ii)     [ ]              Rule 12h-3(b)(2)(i)       [ ]
    Rule 12g-4(a)(2)(i)      [ ]              Rule 12h-3(b)(2)(ii)      [ ]
    Rule 12g-4(a)(2)(ii)     [ ]              Rule 15d-6                [ ]
    Rule 12h-3(b)(1)(i)      [X]

         Approximate number of holders of record as of the certification or
notice date:       2,200
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                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, Jillian's Entertainment Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          By:      JILLIAN'S ENTERTAINMENT
                                                   CORPORATION



DATED:  July 24, 1997                              BY: /s/ Steven L. Foster
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                                                   Steven L. Foster
                                                   Chief Executive Officer